UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2010
POPULAR, INC.
(Exact name of registrant as specified in its charter)

COMMONWEALTH OF PUERTO RICO	001-34084	66-0667416

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification Number)

209 MUNOZ RIVERA
AVENUE
HATO REY, PUERTO RICO		00918

(Address of principal executive offices)		(Zip code)
(787) 765-9800

(Registrant’s telephone number, including area code)
NOT APPLICABLE

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 13, 2010, Popular, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. Incorporated, as Representative for the Underwrites named in Schedule II therein, pursuant to which Popular, Inc. agreed to issue and sell to the several underwriters named in Schedule II to the Underwriting Agreement 46,000,000 Depositary Shares (the “Depositary Shares”), each representing 1/40th of a share of the Company’s Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D, no par value, $1,000 liquidation preference (the “Preferred Stock”), including 6,000,000 Depositary Shares to be issued pursuant to the Underwriters’ exercise in full of their overallotment option.
The Preferred Stock is not redeemable. Each Depositary Share entitles the holder, through the Depositary (as defined below), to a proportional fractional interest in all rights and preferences of the Preferred Stock represented thereby, including conversion, dividend, liquidation and voting rights. On the fifth business day after which holders of the Company’s common stock, par value $0.01 per share (“Common Stock”), approve an amendment to the certificate of incorporation to increase the number of authorized shares of Common Stock to permit the full conversion of the Preferred Stock into Common Stock, the Preferred Stock will automatically convert into shares of Common Stock at a conversion rate of 333.3333 shares of Common Stock for each share of Preferred Stock (equivalent to a conversion rate of 8.3333 shares of Common Stock for each depositary share), subject to adjustment as described herein.
In connection with the issuance of the Preferred Stock, on April 14 , 2010, the Company filed a certificate of designations (the “Certificate of Designations”) with the Puerto Rico Department of State for the purpose of amending its certificate of incorporation to designate the Preferred Stock and to specify the preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions of the Preferred Stock, including the relevant provisions described above. A copy of the Certificate of Designations is being filed as Exhibit 3.1 to this Form 8-K.
On April 19, 2010, the Company entered into the Deposit Agreement (the “Deposit Agreement”) with The Bank of New York Mellon, as depositary (the “Depositary”), and the holders from time to time of the receipts evidencing the Depositary Shares described therein, pursuant to which the Company agreed to deposit shares of the Preferred Stock with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance thereunder of receipts by the Depositary evidencing the Depositary Shares.
Item 3.03. Material Modification to Rights of Holders.
The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated into this Item 3.03.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated into this Item 5.03.
Item 8.01. Other Events.
On April 19, 2010, the Company announced the issuance and sale of 46,000,000 Depositary Shares, each of which represents a 1/40th interest in a share of Preferred Stock. Proceeds of the sale, after deducting underwriting discounts, commissions and other offering expenses, was approximately $1.1 billion. Popular intends to use the net proceeds of the offering for general corporate purposes, including investments in, or extensions of credit to, its subsidiaries to increase their capital. One anticipated use of the additional capital raised in the offering will be to position Popular to participate in Federal Deposit Insurance Corporation (“FDIC”) assisted transactions, although there can be no assurances that any such FDIC-assisted transactions will occur in which Popular is interested in bidding or, if one or more does occur, that Popular will be permitted to participate or, if Popular is permitted to participate, that it will be successful.
Item 9.01. Exhibits
1.	Underwriting Agreement, dated as of April 13, 2010

3.1	Certificate of Designations for Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D

5.1	Opinion of Pietrantoni Méndez & Alvarez LLP (for the Preferred Stock and Common Stock)

5.2	Opinion of Sullivan & Cromwell LLP (for Depositary Shares)

10	Deposit Agreement, dated as of April 19, 2010

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POPULAR, INC. (Registrant)
Date: April 19, 2010	By:	/s/ Ileana Gonzalez
Ileana Gonzalez
Senior Vice President and Comptroller